Exhibit 23.1

Kost Forer Gabbay & Kasierer
Derech Menachem Begin 144A,
Tel Aviv, 6492124
Tel- 03-6232525
Fax- 03-5622555
www.ey.com/il

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-237485 and 333-260845) and Form S-3 (File No. 333-235373, 333-252571, 333-260450, 333-266011 and 333-268014) of Ondas Holdings Inc. of our report dated September 22, 2022, relating to the consolidated financial statements of Airobotics Ltd. as of and for the years ended December 31, 2021 and 2020 included in Current Report on Form 8-K of Ondas Holdings Inc.

/s/ Kost Forrer Gabbay and Kasierer

A member of Ernst & Young Global

Tel Aviv, Israel

January 24, 2023